April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Terms No. 575 dated March 24, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due May 20, 2009
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Maturity date:	May 20, 2009
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$9,460,000
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $10
	▪	If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:
($10 x share performance factor) + $1
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1 per Buffered PLUS at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$88.65, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	May 18, 2009, subject to postponement for certain market disruption events
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$12.20 (122% of the stated principal amount)
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS. See “Commissions and Issue Price” below.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Pricing date:	April 23, 2008
Original issue date:	April 30, 2008 (5 business days after the pricing date)
CUSIP:	617480132
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.15	$9.85
Total	$9,460,000	$141,900	$9,318,100
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Buffered PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 575 dated March 24, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.